Exhibit 10.18

Hologic, Inc. Amended and Restated 1999 Equity Incentive Plan

Restricted Stock Unit Award

Robert A. Cascella was awarded $1million value in Restricted Stock Units (“RSUs”)

Grant Date: October 22, 2007	Restriction Lapse Date: October 22, 2010

Restricted Stock Unit Grant (the “Grant”) – additional terms

1. Grant. The Compensation Committee (“Committee”) of the Board of Directors of Hologic, Inc. (“Company”) has granted [# of shares based on closing price of Hologic common stock on October 22, 2007] Restricted Stock Units (“RSUs”) to Robert A. Cascella (the “Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of Hologic, Inc. common stock, par value $0.01 per share, and (ii) the right to receive notional dividend equivalents, each in accordance with the terms of (a) this Grant, (b) the Hologic, Inc. Amended and Restated 1999 Equity Incentive Plan (“Plan”), (c) any rules and procedures adopted by the Committee, and (d) that certain Second Retention Agreement dated October 22, 2007, between the Company and the Grantee (the “Retention Agreement”).

2. Restricted Stock Units. The Company will deliver to the Grantee, as of the Restriction Lapse Date, one share of Company common stock, par value $0.01, for each RSU of the Grant which become vested on the Restriction Lapse Date as set forth in paragraph 4 (the “Issue Date”).

3. Dividend Equivalents. Until the Issue Date, whenever dividends are paid or distributed with respect to the Company’s common stock, the Grantee shall be entitled to receive notional dividend equivalents in an amount equal in value to the amount of the dividend or property distributed on a single share of common stock. multiplied by the number of RSUs credited to the Grantee’s account as of the record date for such dividend or distribution. Payment of the notional dividend equivalents paid on RSUs will be withheld by the Company and shall be delivered to the Grantee as of the Issue Date, if and only to the extent that the RSUs have vested as of said date, as set forth in paragraph 4.

4. Vesting. All of the RSUs granted hereby will vest on the Restriction Lapse Date only if the Grantee remains employed by the Company as set forth in the Retention Agreement at all times prior to the Restriction Lapse Date. If such employment of Grantee with the Company is terminated prior to the Restriction Lapse Date for other than Cause or Good Reason (as such terms are defined in Sections 1.2 and 1.5, respectively, of the Retention Agreement), then the RSUs shall not vest, this Agreement shall terminate and Grantee shall have no further rights hereunder, including without limitation any rights to receive any Dividend Equivalents as set forth in paragraph 3. In the event that the Grantee’s employment with the Company is terminated by the Company for other than Cause or the Grantee terminates such employment for Good Reason, then the RSU’s shall be immediately and fully vested on the date of such termination. Reference is made to that certain Amended and Restated Change of Control Agreement dated October 30, 2006, between the Company and the Grantee (the “Change of Control Agreement”). Notwithstanding anything to the contrary in the Change of Control Agreement, the vesting of the RSUs shall not be accelerated by a Change of Control (as such term is defined in the Change of Control Agreement).

5. Voting and other Rights. The Grantee shall have no rights of ownership in the RSUs or the underlying shares of Company common stock, and shall have no right to vote the RSUs or the underlying sharers of Company common stock until the date on which the RSUs vest.

6. Incorporation of Plan and Retention Agreement. Except as otherwise expressly provided herein, all terms used in this Grant have the same meaning as given such terms in the Plan. This Grant incorporates and is subject to the provisions of the Plan and the Retention Agreement, and such Plan and Retention Agreement shall be deemed a part of the Grant for all purposes. A copy of the Plan will be furnished upon request.

7. 409A Compliance. The Company may, in its sole and absolute discretion, delay payments hereunder or make such other modifications with respect to the issuance of stock hereunder as it reasonably deems necessary to comply with Section 409A of the Code and interpretative guidance thereunder.

8. Entire Agreement. This Grant, the Hologic, Inc. Amended and Restated 1999 Equity Incentive Plan, and the Retention Agreement, contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

Robert A. Cascella	Hologic, Inc.

/s/ Robert A. Cascella	By:	/s/ Glenn P. Muir
Glenn P. Muir
Executive Vice President, Finance and Administration